UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 23, 2021

MannKind Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-50865	13-3607736
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

30930 Russell Ranch Road, Suite 300 Westlake Village, CA	91362
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (818) 661-5000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. of Form 8-K):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	MNKD	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On September 23, 2021, MannKind Corporation (“MannKind”) entered into a purchase and sale agreement (the “Purchase Agreement”) with 1 Casper, LLC (the “Purchaser”), an affiliate of Creative Manufacturing Properties, pursuant to which MannKind agreed to sell certain real estate located at One Casper Street, Danbury, CT (the “Real Property”) to the Purchaser for a purchase price of $102.25 million (the “Sale-Leaseback Transaction”), subject to terms and the conditions contained in the Purchase Agreement. The Real Property includes MannKind’s manufacturing facility (commonly known as Building 1), which consists of approximately 263,900 square feet, but does not include MannKind’s adjacent research and development facility (commonly known as Building 8). The closing of the Sale-Leaseback Transaction is expected to occur no later than November 8, 2021, subject to certain closing conditions, including a due diligence contingency that expired on September 29, 2021.

Upon the closing of the Sale-Leaseback Transaction, MannKind and the Purchaser will enter into a lease agreement (the “Lease”), pursuant to which MannKind will lease the Real Property from the Purchaser for an initial term of 20 years, with four renewal options of five years each. The total annual rent under the Lease will start at approximately $9.5 million per year, subject to a 50% rent abatement during the first year of the Lease, and will increase annually by (i) 2.5% in the second through fifth year of the Lease and (ii) 3% in the sixth and each subsequent year of the Lease, including any renewal term. MannKind will also be responsible for payment of operating expenses, property taxes and insurance for the Real Property. The Purchaser will hold a security deposit of $2.0 million during the Lease term. Pursuant to the terms of the Lease, MannKind will have four options to repurchase the Real Property, in 2026, 2031, 2036 and 2041, for the greater of (i) $102.25 million and (ii) the fair market value of the Real Property.

Upon the closing of the Sale-Leaseback Transaction, MannKind and the Purchaser will also enter into a right of first refusal agreement (the “ROFR”), pursuant to which MannKind will have a right to re-purchase the Real Property from the Purchaser in accordance with terms and conditions set forth in the ROFR. Specifically, if the Purchaser receives, and is willing to accept, a bona fide purchase offer for the Real Property from a third party purchaser, MannKind will have certain rights of first refusal to purchase the Real Property on the same material terms as proposed in such bona fide purchase offer.

MannKind expects to use the proceeds of the Sale-Leaseback Transaction for working capital and other general corporate purposes, including scale-up of Afrezza commercial activities, additional clinical trials of Afrezza and development of current and future product candidates in its pipeline. MannKind may use a portion of the proceeds from the Sale-Leaseback Transaction to pay down a portion of existing debt or for acquisitions or strategic investments in complementary businesses or technologies, although MannKind does not currently have any plans for any such debt repayment, acquisitions or investments.

The foregoing description of the material terms of the Purchase Agreement is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which will be filed as an exhibit to a subsequent filing with the Securities and Exchange Commission (“SEC”).

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 above is incorporated by reference into this Item 2.03.

Forward-Looking Statements

Statements in this report that are not statements of historical fact are forward-looking statements. Words such as “plans,” “expects,” “intend,” “will,” “targeted,” “potential” and similar expressions are intended to identify forward-looking statements. Forward-looking statements include statements regarding the satisfaction of closing conditions for the Sale-Leaseback Transaction, the entry into the Lease and ROFR and the use of proceeds from the Sale-Leaseback Transaction. These forward-looking statements are based upon MannKind’s current expectations. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation risks and uncertainties regarding the satisfaction of closing conditions for the Sale-Leaseback Transaction and MannKind’s need to raise additional capital to fund its operations. These and other risks are detailed in MannKind’s filings with the SEC, including under the heading “Risk Factors” in MannKind’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, filed with the SEC on August 11, 2021. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. All forward-looking statements are qualified in their entirety by this cautionary statement, and MannKind undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this report.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MANNKIND CORPORATION

Dated: September 29, 2021	By:	/s/ David Thomson, Ph.D., J.D.
David Thomson, Ph.D., J.D.
Corporate Vice President, General Counsel and Secretary